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                                                                   EXHIBIT 10.15


1st March 1999


Redwood Investments Ltd.
c/o Rick Friesen
1467 Johnson Road
White Rock, B.C.

Dear Rick:

In connection with our agreement with you of 30th January 1998 (the "Agreement") regarding the loan to us by you of $300,000 (the "Loan") which was used by us to complete the purchase of the commercial property located at West 1st Avenue, Vancouver, this is to confirm the agreement between us to extend the date on which the loan is due from 1st March 1999 (Item 1 of the Agreement), to 31st July 1999.

Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter.

Yours very truly,

VIDATRON ENTERTAINMENT GROUP INC.



Per:  W.D. Cameron White

WDCW/blg
Enc.


The terms of the foregoing are hereby agreed to as at the 1st day of March, 1999.

REDWOOD INVESTMENTS LTD.


/s/ R. Friesen
-------------------------
Director